Exhibit 3.1

Capitala Finance Corp.

ARTICLES OF AMENDMENT

Capitala Finance Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST The charter of the Corporation (the “Charter”) is hereby amended to provide that, immediately upon the Effective Time (as defined below), every six (6) shares of common stock, $0.01 par value per share, of the Corporation which are issued and outstanding immediately prior to the Effective Time shall be combined into one (1) issued and outstanding share of common stock, $0.06 par value per share, of the Corporation.

SECOND The amendment to the Charter as set forth in Article FIRST herein has been duly approved by at least a majority of the entire board of directors of the Corporation (the “Board”) as required by law. Pursuant to Section 2-309(e)(2) of the Maryland General Corporation Law (the “MGCL”), no stockholder approval was required.

THIRD The Charter is hereby amended, effective immediately after the Effective Time, to decrease the par value of the shares of common stock of the Corporation issued and outstanding immediately after the Effective Time from $0.06 per share to $0.01 per share.

FOURTH The amendment to the Charter as set forth in Article THIRD herein has been duly approved by at least a majority of the entire Board as required by law. The amendment set forth in Article THIRD herein is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.

SIXTH These Articles of Amendment shall be effective at 5:00 p.m. Eastern Standard Time on August 21, 2020 (the “Effective Time”).

SEVENTH The undersigned officer acknowledges these Articles of Amendment to be the corporate act and deed of the Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, such matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name on its behalf by its President and attested to by its Secretary on July 31, 2020.

ATTEST:		CAPITALA FINANCE CORP.

By:	/s/ Kevin A. Koonts	By:	/s/ Joseph B. Alala, III (SEAL)
	Kevin A. Koonts		Joseph B. Alala, III
	Secretary		President